FOR IMMEDIATE RELEASE
                ACCELIO CORPORATION ENGAGES CIBC WORLD MARKETS AS
          FINANCIAL ADVISOR TO ADDRESS UNSOLICITED OFFER BY OPEN TEXT

Ottawa, ON, December 18, 2001 - Accelio Corporation, (NASDAQ: ACLO, TSE: LIO), a leading global provider of Web-enabled business process solutions, today announced that it has engaged CIBC World Markets as financial advisor in response to the unsolicited offer by Open Text Corporation (NASDAQ: OTEX - news;
TSE: OTC - news) to acquire all of the outstanding common shares of Accelio Corporation for a cash price of Cdn. $2.75 per share, or Cdn. $68.5 million on a fully-diluted basis.

CIBC World Markets in conjunction with the independent committee of the board will evaluate all potential alternatives for maximizing shareholder value.

"We are very pleased with the firm we have chosen and are confident in CIBC World Market's expertise," said A. Kevin Francis, president and chief executive officer, Accelio Corporation. "My initial impression, which is echoed by many of our shareholders and the financial community at large, is that Open Text's offer is an opportunistic move that does not reflect the full value of our company. My first priority is to maximize shareholder value and meet the needs of our customers over the long term."

Accelio Corporation will communicate its recommendation to the shareholders once the board has completed a thorough review of this offer with its legal and financial advisers. The company urges all shareholders to defer making a decision until that time.

About Accelio

Accelio Corporation (formerly JetForm Corporation) is a leading global provider of Web-enabled business process solutions, headquartered in Canada. Accelio helps organizations to gain sustainable advantage by extending and accelerating their core business processes. The Accelio family of integrated software solutions empower organizations to capture, integrate and present strategically relevant information for employees, partners and customers -- enabling them to work smarter and more productively.

With fiscal 2000 revenues of over $100 million, and in business since 1982, the Accelio global distribution network spans every continent, with more than 8.5 million users worldwide. Accelio customers are Global 2000 organizations in the financial services, banking, manufacturing, utilities and public sectors. For more information on Accelio, visit: www.accelio.com.

Accelio and the Accelio logo are trademarks of Accelio Corporation. Other product and company names herein may be trademarks of registered trademarks of their respective owners. For more information:

Nicola Clarke McIsaac                                   Eileen Foley
Accelio Investor Relations                              Accelio Public Relations
905-947-8485 ext. 3218                                  613-751-4800 ext. 5273
nclarke@accelio.com                                     efoley@accelio.com